AEP                                            CSW
   AMERICAN                     ==================================
   ELECTRIC                     CENTRAL AND SOUTH WEST CORPORATION
   POWER                        ==================================

                                                                    Exhibit 99.1


Contact for American Electric Power:
Pat Hemlepp    614/223-1620

Contact for Central and South West:
Larry Jones  214/777-1276


FOR IMMEDIATE RELEASE:

            AEP and CSW Settlement with Two Intervenors Could Result In Rate Reductions Totaling $180 million for Texas Customers During Six-Year Period Following Approval of Proposed Merger


Columbus, Ohio, and Dallas, Texas (November 19, 1998) - American Electric Power Company, Inc. ("AEP")[NYSE: AEP] and Central and South West Corporation ("CSW")[NYSE: CSR] said that their stipulated settlement with two intervenor groups would result in combined rate reductions totaling approximately $180 million over a six-year period for Texas customers of the three CSW Texas electric operating companies if the settlement is approved by the Public Utility Commission of Texas (PUCT) and the merger is completed as planned.

The signed stipulated settlement agreement between AEP, CSW, the Office of Public Utility Counsel (OPUC) and the Steering Committee of the cities of McAllen, Corpus Christi, Victoria, Abilene, Big Lake, Vernon and Paducah was filed with the PUCT on Nov. 13. The settlement resolves all issues of the signing parties, subject to final approval by the individual city councils. A pre-hearing conference to set a schedule to consider the settlement and approval of the merger application is scheduled for Dec. 2.

The proposed settlement provides for combined rate reductions totaling approximately $180 million over a six-year period for CSW's electric operating company customers through two separate rate riders. Both rate reduction riders become effective upon approval of the settlement and completion of the merger.

The first rate reduction rider provides for $84.4 million in estimated net merger savings to be credited to Texas customer bills through a net merger savings rate reduction rider over the six years following completion of the merger with the aggregate rate reductions for customers of the CSW Texas companies as follows:

Central Power and Light Company (CPL) $52.7 million

Southwestern Electric Power Company (SWEPCO) $16.1 million

West Texas Utilities Company (WTU) $15.6 million



The second rate reduction rider will be implemented to resolve issues associated with CPL, WTU and SWEPCO rate and fuel reconciliation proceedings in Texas. The $95.6 million rate reductions over the six years following completion of the merger include:



Central Power and Light Company $61.3 million

Southwestern Electric Power Company $19.9 million

West Texas Utilities Company $14.4 million



CSW has agreed to withdraw its appeal of the CPL glide-path rate reduction of $13.5 million implemented in May 1998, as well as the second glide-path rate reduction of $13.5 million scheduled to take effect May 1999, if the settlement is approved and the AEP/CSW merger is completed. CSW currently is awaiting a decision on its appeal of the glide-path reductions and other issues.

In addition, as a part of the settlement proposal, CPL, SWEPCO and WTU agree not to seek an increase in base rates prior to Jan. 1, 2003, and OPUC and members of the Cities Steering Committee will not initiate rate reviews prior to Jan. 1, 2001.

The settlement proposal also provides for a sharing of off-system sales margins on the wholesale electricity market after the effective date of the merger. The proposed settlement also includes affiliate transaction standards and provides for the maintenance of service quality for Texas customers.

Last week, AEP, CSW and SWEPCO announced a settlement with the general staff of the Arkansas Public Service Commission (APSC) on the regulatory plan phase related to the proposed merger. The settlement calls for SWEPCO to reduce rates through a net merger savings rider for its Arkansas customers by amounts totaling approximately $6 million over the five-year period following completion of the merger. The parties filed the settlement with the APSC on Nov. 3. The APSC will consider approval of the settlement on Dec. 1.

Applications seeking approval of the merger also have been filed with the Oklahoma Corporation Commission, the Louisiana Public Service Commission, the Federal Energy Regulatory Commission and the Securities and Exchange Commission. Additionally, the Nuclear Regulatory Commission (NRC) on Nov. 5 approved the license transfer application filed by CPL regarding the South Texas Project nuclear power plant.

Central and South West Corporation is a Dallas-based public utility holding company that owns four U.S. electric utility subsidiaries with 1.7 million customers, a regional electricity company serving 2 million customers in the
United Kingdom, and nonutility subsidiaries involved in energy-related investments as well as subsidiaries that offer telecommunications, energy efficiency and financial transactions. On Dec. 22, 1997, CSW announced a definitive merger agreement for a tax-free, stock-for-stock transaction with AEP.

American Electric Power Company, Inc., a global energy company, is one of the United States' largest investor-owned utilities, providing energy to 3 million customers in Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. AEP has holdings in the United States, the United Kingdom, China and Australia. Wholly owned subsidiaries provide power engineering, energy consulting and energy management services around the world. The company is based in Columbus, Ohio.

                                       ###

News releases and other information about AEP can be found on the World Wide Web at http://www.aep.com.

News releases and other information about CSW can be found on the World Wide Web at http://www.csw.com.